Filed pursuant to Rule 424(b)(3)
File No. 333-259133

PGIM PRIVATE REAL ESTATE FUND, INC.

SUPPLEMENT NO. 5 DATED MARCH 25, 2025

TO THE PROSPECTUS AND THE STATEMENT OF ADDITIONAL INFORMATION

DATED APRIL 26, 2024

This supplement (“Supplement”) is part of and should be read in conjunction with the prospectus (as supplemented to date, the “Prospectus”) and statement of additional information (“SAI”) of PGIM Private Real Estate Fund, Inc. (the “Fund”), dated April 26, 2024. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus and SAI.

The purpose of this Supplement is to provide an update on a recent acquisition of assets.

Recent Asset Acquisition

On March 24, 2025, the Fund closed on an approximately $32.4 million equity commitment for a 358,000 square foot infill industrial investment in North Brunswick, NJ that is 100% leased as of the time of acquisition. The property is located with direct connectivity to the Northeast industrial corridor, regional ports and major population hubs.